                                                            EXHIBIT 11

STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries

(Dollars in Millions Except Per Share Amounts, Shares in Thousands)
- - -------------------------------------------------------------------------
                                                    For the Three Months
                                                        Ended March 31
                                                    --------------------
                                                        1994       1993
                                                     -------    -------
                                                           (UNAUDITED)
Income before cumulative effect of change
  in accounting principle (1)                          $33.9      $34.7
Cumulative effect of change in
  accounting principle (2)                              (6.8)(a)    5.0(a)
                                                       -----      -----
Net income (3)                                         $27.1      $39.7
                                                       =====      =====
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding (4)                        107,091    106,443
                                                     =======    =======
Income per share of common stock:
  Income before cumulative effect of change
    in accounting principle (1)/(4)                    $ .32       $.32
  Cumulative effect of change in
    accounting principle (2)/(4)                        (.07)       .05
                                                       -----       ----
Net income (3)/(4)                                     $ .25       $.37
                                                       =====       ====
Weighted average number of shares of
  common stock and common stock
  equivalents outstanding on a
  fully diluted basis (5)                            107,094    106,444
                                                     =======    =======
Income per share of common stock
 on a fully diluted basis:
  Income before cumulative effect of change
    in accounting principle (1)/(5)                    $ .32       $.32
  Cumulative effect of change in
    accounting principle (2)/(5)                        (.07)       .05
                                                       -----       ----
Net income (3)/(5)                                     $ .25       $.37
                                                       =====       ====
- - ----------------
(a) Includes impact of the cumulative effect of a change in the method of accounting for postemployment benefits in 1994 and a change in the method of accounting for income taxes in 1993. (See Note 3 to the condensed consolidated financial statements.)